EXHIBIT 99

                                                           MONSANTO COMPANY
                                               COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                         (Dollars in millions)

                                        Six Months Ended
                                            June 30,                     Year Ended December 31,
                                        2003         2002      2002        2001       2000        1999       1998
                                        ----         ----      ----        ----       ----        ----       ----
Income (Loss) Before Income Taxes
     and Cumulative Effect of
     Accounting Change                  $544         $345      $202        $459       $334        $263       $(60)

Add:
  Fixed charges                           53           51       105         147        272         305        140
  Less capitalized interest               (3)          (4)       (8)        (30)       (37)        (23)        (9)
  Dividends from affiliated
     companies                             0            1         1           1          1           1          1
  Equity affiliate expense-net            19           20        43          41         34          18         31
                                         ---          ---       ---         ---        ---         ---        ---
Earnings available for
    fixed charges                       $613         $413      $343        $618       $604        $564       $103
                                        ====         ====      ====        ====       ====        ====       ====

Fixed Charges:
     Interest expense                   $ 42         $ 38      $ 81        $ 99       $214        $269       $121
     Capitalized interest                  3            4         8          30         37          23          9
     Portion of rents
      representative of
      interest factor                      8            9        16          18         21          13         10
                                        ----         ----      ----        ----       ----        ----       ----
Fixed Charges                           $ 53         $ 51      $105        $147       $272        $305       $140
                                        ====         ====      ====        ====       ====        ====       ====

Ratio of Earnings to
     Fixed Charges                     11.57         8.10      3.27        4.20       2.22        1.85       0.74
                                       =====         ====      ====        ====       ====        ====       ====

